AMENDMENT TO
INVESTOR RIGHTS AGREEMENT

This Amendment to Investor Rights Agreement (this “Amendment”) is made as of February 1, 2014 between StarTek, Inc. (the “Company”), A. Emmet Stephenson, Jr. (“AES”), and Toni E. Stephenson (“TES”) to amend that certain Investor Rights Agreement among the Company, AES and TES dated as of February 3, 2004 (the “Investor Rights Agreements”). For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to amend the Investor Rights Agreement as set forth below:

1.Section 1(b) of the Investor Rights Agreement shall be amended and restated in its entirety as follows:
“(b) Commencing with the Company’s 2014 annual meeting of the stockholders and until the Termination Date, AES will have the right to nominate: (i) the number of members of the Board equal to one fewer than a majority of the then current number of members of the Board if there is an odd number of members of the Board or two fewer than a majority of the then current members of the Board if there is an even number of members of the Board, in either case if AES and AES’s Affiliates (as defined below) hold, in the aggregate, 30 percent or more of the outstanding common stock of the Company; or (ii) one member of the Board if AES and AES’s Affiliates hold, in the aggregate, 10 percent or more but less than 30 percent of the outstanding common stock of the Company (the “AES Nominees”). For purposes of determining the number of AES Nominees, the stock ownership of AES and AES’s Affiliates will be measured on the record date for the relevant meeting of the stockholders or a vacancy on the Board exists, as applicable. This Agreement will be interpreted in such a manner that AES or the Company, as the case may be, will have the right to nominate a director to fill any vacancy on the Board whether created by the resignation, death, disability, or removal of any director, or by the increase or decrease in the number of directors on the Board so as to meet the numerical requirements of clauses (i) and (ii) above.
As used in this Agreement, the term “Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with such person, and “control” means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a person or the possession, by contract or otherwise, of the authority to direct the management and policies of a person.”
2.Except as expressly set forth above, the Investor Rights Agreement shall remain in full force and effect in accordance with the terms thereof.

3.This Amendment is executed pursuant to Section 5(c) of the Investor Rights Agreement, which permits the amendment of the Investor Rights Agreement pursuant to a writing signed by the Company, AES and TES, each of the parties to the Investor Rights Agreement.

4.This Amendment shall be governed by the “Miscellaneous” provisions contained in Section 5 of the Investor Rights Agreement.

The parties have executed this Amendment as of the date first set forth above.

STARTEK, INC. By: /s/ Chad A. Carlson Name: Chad A. Carlson Title: President and Chief Executive Officer	By: /s/ A. Emmet Stephenson, Jr. Name: A. Emmet Stephenson, Jr.
By: /s/ Toni E. Stephenson Name: Toni E. Stephenson